Exhibit 99.01

FOR IMMEDIATE RELEASE	CONTACTS:
Bill Day (Media)
(210) 345-2928
Ashley Smith (Investors)
(210) 345-2744

VALERO TO PERMANENTLY CLOSE DELAWARE CITY REFINERY
TO STRENGTHEN FINANCIAL POSITION

DELAWARE CITY, DEL., Nov. 20, 2009 — Valero Energy Corporation (NYSE: VLO) announced today it intends to permanently shut down its Delaware City refinery due to financial losses caused by very poor economic conditions, significant capital spending requirements and high operating costs. The shutdown will affect approximately 550 employees at the plant.

Valero notified refinery employees today of the impending shutdown, and will immediately begin negotiations with the refinery’s unions regarding the effects of the plant closure and the employees’ severance packages. A safe and orderly shutdown of the refinery will commence immediately. Valero remains committed to its marketing businesses in the Northeast and will continue to reliably supply its customers, partially through higher throughput rates at the company’s other refineries.

“The decision to permanently close the Delaware City refinery was a very difficult one,” said Valero Chairman and CEO Bill Klesse. “We have spent the last year diligently trying to avoid this situation, and I have worked closely with Gov. Markell in an effort to find a different outcome. Earlier this fall, we shut down the gasifier and coking operations in an attempt to improve reliability and financial performance, but the refinery’s profitability did not improve enough. Additionally, we have sought a buyer for the refinery, but feasible opportunities have not materialized. At this point, we have exhausted all viable options.

“We realize that the decision to close the refinery affects many employees, their families, and the community. We are thankful to our employees for their service, and we will treat them fairly during this difficult period.”

In the fourth quarter of 2009, the company expects to report a pre-tax charge of approximately $1.7 billion to $1.8 billion, or $2.00 to $2.15 per share after taxes, related primarily to asset impairment, employee severance and other shutdown costs. The company estimates the cash portion of the pre-tax charge will be in the range of $125 million to $150 million. The current and historical financial results of the affected operations will be shown as discontinued operations in the company’s financial statements.

The company estimates the shutdown will reduce pre-tax operating expenses by approximately $450 million, including $125 million of non-cash costs, in 2010 and will reduce capital spending and turnaround costs by approximately $200 million through 2010. In addition, the company expects to receive after-tax cash flows in 2010 in the range of $600 million to $700 million from inventory sales assuming current prices and other cash benefits from discontinued operations.

“As a result of this business decision, we expect the substantial cost savings and cash benefits will improve the company’s financial position and cash flow for 2010,” Klesse said. “Our action is consistent with previous actions we have taken to improve our profitability and lower our break-even costs to become more competitive.”

About Valero:
Valero Energy Corporation is a Fortune 500 company based in San Antonio, with approximately 22,000 employees and 2008 revenues of $119 billion. The company owns and operates 16 refineries throughout the United States, Canada and the Caribbean with a combined throughput capacity of approximately 3 million barrels per day, making it the largest refiner in North America. Valero is also one of the nation’s largest retail operators with approximately 5,800 retail and branded wholesale outlets in the United States, Canada and the Caribbean under various brand names including Valero, Diamond Shamrock, Shamrock, Ultramar, and Beacon. Please visit www.valero.com for more information.

Statements contained in this release that state the company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “could,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see Valero’s annual reports on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission.